Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS
Third Quarter Sales Increased 12.3% to $74.8 Million
Third Quarter Diluted EPS Increased 26.0% to $0.63
Funded Debt Decreased $30.0 Million, or 36.0% to $53.4 Million

NELSONVILLE, Ohio, October 21, 2010 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its third quarter ended September 30, 2010.

For the third quarter of 2010, net sales increased 12.3% to $74.8 million versus net sales of $66.6 million in the third quarter of 2009. Net income for the third quarter of 2010 increased $1.9 million to $4.7 million, or $0.63 per diluted share versus net income of $2.8 million, or $0.50 per diluted share a year ago.

Mike Brooks, Chairman and Chief Executive Officer, commented, “During the third quarter we continued to experience positive business trends similar to the first six months of 2010 which allowed us once again deliver improved profitability versus the year ago period. This included higher sales levels in both our wholesales and military segments, a 40 basis point increase in wholesale gross margin, and better operating expense leverage. We are particularly pleased with our wholesale growth which is being driven by demand for our work footwear. We also recently secured a new credit facility that will further reduce our interest expense approximately $2 million next year and free up capital to expand our business. Looking ahead, we are excited about both our near and long-term growth prospects and we are confident we have the right pieces in place to capitalize on the many opportunities still in front of us.”

Third Quarter Review

Net sales for the third quarter increased 12.3% to $74.8 million compared to $66.6 million a year ago. Wholesale sales for the third quarter increased 9.0% to $59.4 million compared to $54.5 million for the same period in 2009. The increase was driven primarily by growth of our work category. Retail sales for the third quarter were $11.1 million compared to $11.5 million for the same period last year. Military segment sales for the third quarter increased to $4.3 million versus $0.6 million for the same period in 2009.

Gross margin in the third quarter of 2010 was $27.2 million, or 36.4% of sales compared to $24.7 million, or 37.1% for the same period last year.  The 70 basis point decline in gross margin was due to an increase in sales to the Military which carry lower gross margin than the wholesale and retail businesses.

Selling, general and administrative (SG&A) expenses were $19.2 million, or 25.6% of sales for the third quarter of 2010 compared to $18.6 million, or 27.9% of sales a year ago. The increase in SG&A expenses is primarily due to additional selling expenses and incentive accruals, which were partially offset by decreases in other expenses.

Income from operations increased 31.1% to $8.0 million, or 10.7% of net sales for the period compared to operating income of $6.1 million, or 9.2% of net sales in the prior year.

Interest expense decreased $1.0 million, or 50.0% to $1.0 million for the third quarter of 2010. The decrease is the result of debt reductions over the past 12 months combined with lower interest rates compared to the same period last year.

The Company’s funded debt decreased $30.0 million, or 36.0% to $53.4 million at September 30, 2010 versus $83.4 million at September 30, 2009.

Inventory decreased 7.6% to $62.9 million at September 30, 2010 compared with $68.1 million on the same date a year ago.

Conference Call Information

The Company’s conference call to review third quarter fiscal 2010 results will be broadcast live over the internet today, Thursday, October 21, 2010 at 4:30 pm Eastern Time.  The broadcast will be hosted at www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Michelin® and Mossy Oak®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future growth prospects (paragraph 3).  These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2009 (filed March 2, 2010) and the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 (filed May 3, 2010) and June 30, 2010 (filed August 3, 2010).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

 Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009	September 30, 2009
	Unaudited		Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$3,965,906	$1,797,093	$4,002,909
Trade receivables – net	61,261,175	45,831,558	58,296,661
Other receivables	1,319,589	1,476,643	1,598,829
Inventories	62,913,777	55,420,467	68,065,444
Deferred income taxes	1,490,601	1,475,695	2,173,391
Income tax receivable	-	-	247,011
Prepaid expenses	1,494,653	1,309,138	1,323,115
Total current assets	132,445,701	107,310,594	135,707,360
FIXED ASSETS – net	22,114,258	22,669,876	23,132,489
IDENTIFIED INTANGIBLES	30,504,785	30,516,910	30,627,527
OTHER ASSETS	1,896,914	2,892,683	3,304,123
TOTAL ASSETS	$186,961,658	$163,390,063	$192,771,499

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$9,449,927	$6,781,534	$7,683,778
Current maturities – long term debt	508,376	511,870	503,841
Accrued expenses:
Taxes - other	490,978	440,223	387,817
Income tax payable	2,280,900	26,242	-
Other	6,612,636	5,226,749	5,987,861
Total current liabilities	19,342,817	12,986,618	14,563,297

LONG TERM DEBT – less current maturities	52,910,608	55,079,776	82,940,392
DEFERRED INCOME TAXES	9,060,211	9,071,639	9,558,761
DEFERRED LIABILITIES	3,925,393	3,774,356	4,116,613

TOTAL LIABILITIES	85,239,029	80,912,389	111,179,063

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding
September 30, 2010 - 7,409,537; December 31, 2009 -
5,576,465; September 30, 2009 - 5,547,215	68,927,984	54,598,104	54,387,752

Accumulated other comprehensive loss	(2,947,290)	(3,217,144)	(2,982,564)
Retained earnings	35,741,935	31,096,714	30,187,248

Total shareholders' equity	101,722,629	82,477,674	81,592,436

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$186,961,658	$163,390,063	$192,771,499

              Rocky Brands, Inc. and Subsidiaries
             Condensed Consolidated Statements of Operations
             (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
NET SALES	$74,760,244	$66,572,437	$186,062,284	$167,825,613

COST OF GOODS SOLD	47,575,649	41,856,651	121,021,756	105,299,667

GROSS MARGIN	27,184,595	24,715,786	65,040,528	62,525,946

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	19,159,541	18,576,780	53,347,582	56,642,081

INCOME/(LOSS) FROM OPERATIONS	8,025,054	6,139,006	11,692,946	5,883,865

OTHER INCOME AND (EXPENSES):
Interest expense	(955,033)	(1,955,485)	(4,721,176)	(5,665,905)
Other – net	246,334	224,442	286,451	257,899
Total other - net	(708,699)	(1,731,043)	(4,434,725)	(5,408,006)

INCOME/(LOSS) BEFORE INCOME TAXES	7,316,355	4,407,963	7,258,221	475,859

INCOME TAX EXPENSE/(BENEFIT)	2,634,000	1,626,518	2,613,000	210,518

NET INCOME/(LOSS)	$4,682,355	$2,781,445	$4,645,221	$265,341

INCOME/(LOSS) PER SHARE
Basic	$0.63	$0.50	$0.71	$0.05
Diluted	$0.63	$0.50	$0.71	$0.05

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,407,409	5,547,215	6,522,058	5,546,993
Diluted	7,422,194	5,547,215	6,541,192	5,546,993